Exhibit 3.4

I certify the attached is a true and correct copy of the Articles of Incorporation of PREMIER INDEMNITY INSURANCE COMPANY, Florida corporation, filed on February 2, 2006, as shown by the records of this office.

The document of this corporation is P06000016204.

ARTICLES OF INCORPORATION

OF

PREMIER INDEMNITY INSURANCE COMPANY

The undersigned incorporator(s), all of whom are United States citizens, natural persons over the age of eighteen (18) years, and competent to contract, hereby form a stock insurance company under the laws of the State of Florida.

Article I

Name.  The name of this Corporation is PREMIER INDEMNITY INSURANCE COMPANY.

Article II

Principal Office.       The principal place of business shall be in Pinellas County, City of Clearwater, Florida and mailing address of this corporation shall be: 2655 Ulmerton Road, #342, Clearwater, Florida 33762. The Corporation may establish and maintain the principal place of business at such other place within the State of Florida as may be determined by the Board of Directors from time to time.

Article III

Duration.	The period of this Corporation shall be perpetual.

Article IV

Purpose.	The purpose of this Corporation is to engage in any activities or businesses permitted under the laws of the United States, under the Florida General Corporation Act, and to engage in every aspect of property and casualty insurance and reinsurance as permitted under Florida Insurance law and conducting such other business as may be permitted for such an insurance company under applicable law, and the acquisition of life insurance bonds, debentures, commodities, leaseholds, options, puts and calls, easements, mortgages, properties, notes, mutual funds, investments trusts, common trust funds, voting trust certificates, and any class of stock or right to subscribe for stock, including trading on margin.

Article V

Capital Stock. This Corporation is authorized to issue 100 million shares of One Dollar ($1.00) par value common stock. All shareholders shall have preemptive rights in future stock sales by the Corporation. The Corporation shall not begin transacting insurance until it achieves capital and surplus of not less that Five Million Dollars ($5,000,000.00), or as otherwise required by Florida law.

Article VI

By-laws.             The power to adopt, alter, amend and repeal By-Laws shall be vested in the Board of Directors and Shareholders.

Article VII

Statutory Agents and Office.  The Corporation hereby appoints Florida's Chief Financial Officer as its attorney in fact to receive service of process issued against it in any civil action or proceeding in this state, and such appointment shall remain in effect for so long as is required by applicable law, specifically including section 624.422, Florida Statutes, or any successor thereto. In addition, the Corporation hereby appoints John R. Dunphy as its initial registered agent for such other purposes as are required or permitted by applicable law, including without limitation section 607.0505, Florida Statutes, and designates Blank, Meenan & Smith, 204 South Monroe Street, Tallahassee, FL 32302.

Article VIII

Initial Board of Directors.    The Corporation shall have five (5) Directors initially. The number of Directors may either be increased or diminished from time to time by the By-Laws, but it shall never be less than five. The names and residence addresses of the initial Director of this Corporation are:

1.)	Phillip R. Hardy	Chairman
6075 Grelot Road, #67
Mobile, AL 36609

2.)	Stephen Rohde	President and Treasurer
1966 Edgcumbe Road
St. Paul, MN 55116

3.)	Richard V. Atkinson
18 Briarwood Lane
Rochester, IL 62563

4.)	William N. Majerus
2233 Riverwood Place
St. Paul, MN 55104

5.)	Joseph 1. Pingatore
2954 Highcourte
Roseville, MN 55113

Article IX

Incorporators.	The names and residence addresses of the persons signing these Articles are:

1.)	Phillip R. Hardy	Chairman
6075 Grelot Road, #67
Mobile, AL 36609

2.)	Stephen Rohde	President and Treasurer
1966 Edgcumbe Road
St. Paul, MN 55116

3.)	Richard V. Atkinson
18 Briarwood Lane
Rochester, IL 62563

4.)	William N. Majerus
2233 Riverwood Place
St. Paul, MN 55104

5.)	Joseph 1. Pingatore
2954 Highcourte
Roseville, MN 55113

Article X

Transactions in Which Directors or Officers Are Interested.

A.          No contract or other transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, firm, or entity in which one or more of the corporation's directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely because of such relationship or interest, or solely because such director or directors is or are present at or participate in the meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or solely because his or their votes are counted for such purposes, if:

1.         The fact of such relationship or interest is disclosed or known to the Board of Directors or the committee which authorizes or approves the contractor transaction; or

2.           The fact of such relationship or interest is disclosed or known to the shareholders of the corporation entitled to vote thereon, and they authorize or approve such contract or transaction; or

3.	The contract or transaction is fair and reasonable as to the corporation.

Article XI

Indemnification.	The Corporation shall indemnify its directors, officers, and agents against liabilities arising out of their respective services and duties to the Corporation. Indemnification will be made for costs and expenses, including attorney fees, judgments, and settlement payments.

The Incorporators have hereunto set their and signature this 19 day of Jan., 2006.

_____________________
Phillip R. Hardy

_____________________
Stephen Rohde

_____________________
Richard V. Atkinson

_____________________
William N. Majerus

_____________________
Joseph J. Pingatore